EXHIBIT 10.1

                               SECOND AMENDMENT TO
                             THE CENTURA BANKS, INC.
                        OMNIBUS EQUITY COMPENSATION PLAN



         THIS SECOND AMENDMENT is adopted by CENTURA BANKS, INC., a North Carolina corporation (the "Employer") effective April 19, 2000. WITNESSETH:

         WHEREAS, the Employer has previously established and adopted the Centura Banks, Inc. Omnibus Equity Compensation Plan (the "Plan") for the benefit of executives and key employees of the Employer; and

         WHEREAS, pursuant to Section 14.1 of the Plan, the Employer reserves the right to amend or modify the Plan at any time; and

         WHEREAS, the Employer desires to amend the Plan to extend the permitted post-employment exercise period for nonqualified stock options to within 6 months after a participant's termination of employment for reasons other than retirement, disability, or death, and to within 5 years after termination of employment due to retirement or disability;

         NOW, THEREFORE, in consideration of the premises and the acts and covenants hereinafter set forth, the Plan is hereby amended, effective April 19, 2000, as follows:

         The Plan is amended by deleting Section 5.3 in its entirety, and inserting a new Section 5.3 in lieu thereof, which shall read as follows:

         "5.3 The Nonqualified Stock Option and its related Stock Right, if any, may be exercised in full or in part from time to time within such period as may be specified by the Committee or in the Award Agreement; provided, that, in any event, the Nonqualified Stock Option and the related Stock Right shall lapse and cease to be exercisable upon, or within such period following, Termination of Employment as shall have been determined by the Committee and as specified in the Nonqualified Stock Option Award Agreement or Stock Right Award Agreement; provided, however, that such period following Termination of Employment shall not exceed six (6) months unless employment shall have terminated:

                      (a) as a result of Retirement or Disability, in which event, such period shall not exceed five years after the date of Retirement or Disability, or within such longer period as the Committee may specify; and
as a result of death, or if death shall have occurred following a Termination of Employment and while the Nonqualified Stock Option or Stock Right was still exercisable, in which events, such period may exceed one year after the date of death, as provided by the Committee or in the Award Agreement."

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         IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly authorized officers and its corporate seal to be hereunto affixed, all as of the day and year first above written

                                                     CENTURA BANKS, INC.

ATTEST:

(Corporate Seal)

/s/Lynn O. Parrish                                       By:/s/Frank L. Pattillo
----------------------                                   ----------------------
    Asst.  Secretary                                     Authorized Officer


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